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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We have not been able to obtain, after reasonable efforts, the written consent from our former independent public accountant, Arthur Andersen LLP, to our incorporation by reference on Form 10-K pertaining to D&K Healthcare Resources, Inc. of their report dated August 7, 2001 with respect to the financial statements and the supplemental schedule of D&K Healthcare Resources, Inc. included in this Annual Report on Form 10-K for the year ended June 30, 2001, as required by Section 7 of the Securities Act of 1933, as amended. Accordingly, you will be unable to recover amounts sought in any action against Arthur Andersen LLP, the former independent public accountant, pursuant to the Securities Act of 1933 and the regulations thereunder, and therefore any right of recovery may be limited as a result of the lack of that consent.





















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